Exhibit 99.2

March 7, 2014

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN MATERIALS COMPLETES SALE OF FLORIDA

CEMENT AND CONCRETE ASSETS

Birmingham, Ala. March 7, 2014 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced that it has completed the previously announced sale of the Company’s cement and concrete businesses in the Florida area to Cementos Argos for gross cash proceeds of $720 million. Under a separate supply agreement, Vulcan will continue to provide aggregates to the divested concrete facilities, at market prices, for a period of 20 years.

“We are pleased to have successfully completed the transaction with Argos and to be working with Argos to supply aggregates to the facilities going forward,” said Don James, Chairman and Chief Executive Officer. “This transaction further enhances our strategic focus as the leading aggregates producer in the fastest-growing regions and urban markets of the United States. Over the past two years we have successfully executed upon our core aggregates strategy, and we look forward to continuing to create value for shareholders in the future.”

The completion of the asset sale to Cementos Argos and related restructuring and other transaction-related expenses are expected to result in a pretax gain of approximately $210 million, or $1.00 per diluted share for 2014.

As previously announced, Vulcan’s tender offer to purchase up to $500 million aggregate principal amount of its senior notes, as outlined most recently in the Company’s press release dated March 3, 2014, is due to expire at 5:00 p.m., New York City time, March 7, 2014, the same day as the completion of the Argos transaction. Vulcan will communicate the final results of the tender offer promptly following the expiration of the tender offer.

About Vulcan Materials Company

Vulcan Materials Company, a member of the S&P 500 index, is the nation’s largest producer of construction aggregates and a major producer of asphalt mix and concrete.

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